27725 Stansbury, Suite 200        12900  Hall Road, Suite 500
Farmington Hills, MI  48334        Sterling Heights, MI  48313-1153

Phone               248-355-1040        Phone586-254-1040
Fax               248-355-1084          Fax586-254-1805
Web               www.uhyllp-us.com

February 2, 2012

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington D.C.  20549

Re:  United American Healthcare Corporation

Dear Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K concerning our firm dated January 27, 2012, of United American Healthcare Corporation that we understand the Company intends to file with the U.S. Securities and Exchange Commission on February 2, 2012, and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ UHY LLP

UHY LLP